Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Tennant Company:
We consent to the incorporation by reference in the registration statements (Nos. 333-160887, 333‑84374, 333-84372, 033-62003) on Form S-8 and No. 333-207747 on Form S-3 of Tennant Company of our reports dated March 1, 2017, with respect to the consolidated balance sheets of Tennant Company and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of earnings, comprehensive income, cash flows, and shareholders’ equity for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Tennant Company.
Our report dated March 1, 2017 on internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, Crawford Laboratories, Inc. and affiliates thereof (“Florock”) and Dofesa Barrido Mecanizado’s (“Dofesa”) internal control over financial reporting associated with total assets of $14 million, and total revenues of $9 million, included in the consolidated financial statements of Tennant Company and subsidiaries as of and for the year ended December 31, 2016. Our audit of internal control over financial reporting of Tennant Company also excluded an evaluation of the internal control over financial reporting of Florock and Dofesa.
Our report dated March 1, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, expresses our opinion that Tennant Company did not maintain effective internal control over financial reporting as of December 31, 2016 because of the effects of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that material weaknesses related to an insufficient number of trained resources with assigned responsibility and accountability over the design and operation of internal controls; ineffective risk assessment process that identified and assessed necessary changes in significant accounting policies and practices that were responsive to changes in business operations and new product arrangements; ineffective general information technology controls, specifically program change controls in the service scheduling system; ineffective automated and manual controls over the accounting for revenue related to equipment maintenance and repair service;  ineffective design and documentation of management review controls over the accounting for certain inventory adjustments, incentive accruals and performance share awards; and ineffective control over the determination of technological feasibility and the capitalization of software development costs have been identified and included in management's assessment.

/s/ KPMG LLP
Minneapolis, Minnesota
March 1, 2017